PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA EXTENDS EXCHANGE OFFER FOR
$575 MILLION OF ITS 6¾% SENIOR NOTES DUE 2022

HUNT VALLEY, MARYLAND – July 6, 2011 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced an extension of its offer to exchange $575 million of its 6¾% Senior Notes due 2022 that have been registered under the Securities Act of 1933, for $575 million of its outstanding 6¾% Senior Notes due 2022.

Omega has extended the exchange offer so that it will now expire at 5:00 p.m. Eastern Time on July 13, 2011, unless further extended.

As of 5:00 p.m. Eastern Time today, as reported by U.S. Bank National Association, the exchange agent for the exchange offer, approximately 99.4% of the outstanding notes were tendered in the exchange offer.

This press release is not an offer to exchange the outstanding notes, which may be made only pursuant to the terms of the prospectus dated June 2, 2011 and related letter of transmittal, and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the exchange offer.  Copies of the prospectus and related letter of transmittal may be obtained by contacting U.S. Bank National Association at the contact information below:

By Hand, Overnight Mail, Courier, or Registered or Certified Mail:	By Facsimile:	For Information or Confirmation by Telephone:
U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialty Finance Group Reference: Omega Healthcare Investors, Inc.	(615) 495-8158 Attention: Specialty Finance Group Reference: Omega Healthcare Investors, Inc.	1-800-934-6802

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Omega Healthcare Investors, Inc. is a real estate investment trust investing in and providing financing to the long-term care industry.  At March 31, 2011, Omega owned or held mortgages on 398 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 46,172 licensed beds (44,425 available beds) located in 35 states and operated by 50 third-party healthcare operating companies.  In addition, Omega has two facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a real estate investment trust; and (ix) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.